Exhibit 10.75

NONQUALIFIED SUPPLEMENTAL

EXECUTIVE RETIREMENT AGREEMENT

(Effective January 1, 2009)

THIS AGREEMENT, dated as of the 30th day of December, 2008, is between PREIT Services, LLC, a Delaware limited liability company (the “Company”), and Timothy R. Rubin (the “Executive”), an officer of the Company.

WHEREAS, the Trust and the Executive entered into an Employment Agreement, effective as of January 1, 2007, which required the Company to enter into a nonqualified supplemental executive retirement plan with the Executive;

WHEREAS, the Company desires to enter into the nonqualified supplemental executive retirement plan as hereinafter provided, in accordance with the terms of the amended and restated Employment Agreement entered into by the Company and the Executive in December 2008;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Supplemental Retirement Benefit. The Company shall continue a bookkeeping account for the Executive and shall credit such account each fiscal year beginning January 1, 2009 or later with a deemed contribution of $25,000. Such deemed contributions shall be credited as of January 1 of the applicable fiscal year and shall earn interest at the rate of 10 percent, compounded annually.

2. Vesting. The Executive shall be fully vested in all amounts credited to his account at all times.

3. Payments to Executive

(a) In general, upon termination of the Executive’s employment with the Company (within the meaning of subparagraph (b)(1) below) for any reason, the Company (subject to subparagraph (b)(2) below) shall pay to the Executive the amount credited to his account, plus earnings thereon in a single sum within 60 calendar days after such termination of employment. If the Executive’s employment is terminated due to his death, such amount shall be paid to the Executive’s beneficiary, as designated on the attached Exhibit A, within 60 calendar days after the Executive’s death.

(b) Rules to Effect Compliance with (or Exemption from) Section 409A of Code

(1) Termination of Employment. The Executive shall only have incurred a termination of employment from the Company if the Executive has separated from service with all entities in the group of entities under common control with the Company, within the meaning of sections 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”) (using the phrase “at least 50 percent” rather than the phrase “at least 80 percent,” where applicable). The determination of whether the Executive has had a termination of employment from the Company shall be made by the Executive Compensation and Human Resources Committee of the Board of Trustees of the Pennsylvania Real Estate Investment Trust, applying the rules set forth in Treas. Reg. §1.409A-1(h) and any amendment thereof or successor thereto.

(2) Required Delay for Some Payments. Notwithstanding the payment date set forth in subparagraph (a) above, if the Executive is a “specified employee,” as defined in Treas. Reg. §1.409A-1(i) and any amendment thereof or successor thereto, on the date his termination of employment from the Company occurs, his account will not be paid to him under subparagraph (a) above during the first six months after his termination of employment, and will instead be paid to him on the first business day of the seventh calendar month following the calendar month of such termination of employment.

4. Section 409A Compliance. This Agreement is intended to comply with the requirements of section 409A of the Code and the final regulations issued thereunder and shall be construed and interpreted in accordance therewith in order to avoid the imposition of additional tax hereunder.

5. Agreement Unfunded. This Agreement shall be unfunded and the payment of benefits hereunder shall be made from the general assets of the Company. Any assets which may be set aside, earmarked or identified as being intended for the payment of benefits under this Agreement shall remain assets of the Company and shall be subject to the claims of its general creditors. The Executive shall be a general and unsecured creditor of the Company to the extent of the amount in his accounts, and he shall have no right, title or interest in any specific asset that the Company may set aside, earmark or identify as for the payment of benefits under this Agreement.

6. Non-Assignability. No benefits under this Agreement shall be subject in any manner to assignment, anticipation, alienation, sale, transfer, pledge or encumbrance, and any attempt to do so shall be void and unenforceable. Such benefits shall not be subject to or liable for the debts, contracts, liabilities, engagement or torts of the Executive.

(a) Amendment and Termination. This Agreement may be amended or terminated, in whole or in part, upon the mutual agreement of the Executive and the Company. However, if terminated, the account shall be paid to the Executive in a single sum pursuant to the rules set forth in Treas. Reg. §1.409A-3(j)(4)(ix) and any amendment thereof or successor thereto.

7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Executive and his heirs, executors, administrators and legal representatives.

8. Headings. The headings of Paragraphs and subparagraphs of this Agreement are for the convenience of reference only. In the event of a conflict between a heading and the content of a Paragraph or subparagraph, the content of the Paragraph or subparagraph shall control.

9. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania (without reference to the principles of conflict of laws).

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Executive has hereunto set his hand and seal, all as of the day and year first above written.

PREIT SERVICES, LLC

By:	/s/ Bruce Goldman

/s/ Timothy R. Rubin
Timothy R. Rubin

EXHIBIT A

NONQUALIFIED SUPPLEMENTAL

EXECUTIVE RETIREMENT AGREEMENT

BENEFICIARY DESIGNATION

This form is for your use pursuant to the Nonqualified Supplemental Executive Retirement Agreement (the “Agreement”), effective January 1, 2009, between you and PREIT Services, LLC, a Delaware limited liability company (the “Company”), to name a beneficiary for the amount payable to you under the Agreement. You should complete the form, sign it, have it signed by the Company, and date it.

*    *    *    *    *

I understand that, in the event my employment with the Company is terminated due to my death, the amount payable under the Agreement will be paid in a single sum to the beneficiary designated by me below or, if none or if my designated beneficiary predeceases me, to my surviving spouse or, if none, to my estate. I further understand that the last beneficiary designation filed by me during my lifetime cancels all prior beneficiary designations previously filed by me under the Agreement.

I hereby state that Lisa Kiziuk, residing at 744 Providence Road, Malvern, PA 19355, whose Social Security number is ###-##-####, is designated as my beneficiary.

/s/ Timothy R. Rubin	12-22-08
Signature of Executive	Date

ACCEPTED: PREIT SERVICES, LLC

By:	/s/ Bruce Goldman
Date:	12-30-08

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